UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2024

Walker & Dunlop, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-35000	80-0629925
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7272 Wisconsin Avenue Suite 1300 Bethesda, MD	20814
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 215-5500

Not applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	WD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company                ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                 ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 7, 2024, Walker & Dunlop, Inc. (the “Company”) was informed that Michael D. Malone, a member of the Company’s Board of Directors (the “Board”), passed away on June 7, 2024. The Company is deeply saddened by Mr. Malone’s unexpected passing and extends its sincere condolences to his family. Mr. Malone joined the Board in November 2012 and served as Lead Director, Chair of the Compensation Committee of the Board and a member of the Audit and Risk Committee of the Board (the “Audit Committee”).

Following the death of Mr. Malone, the Audit Committee was reduced to two members. Due to the reduced number of Audit Committee members, the Company was no longer compliant with Section 303A.07(a) of the New York Stock Exchange (“NYSE”) Listed Company Manual, which requires that the audit committee of an NYSE-listed company consist of at least three members.

On June 10, 2024, the Company notified the NYSE of the resulting non-compliance with Section 303A.07(a). As discussed in Item 5.02 below, the Company has since taken action to add a third Board member to the Audit Committee and is back in compliance with Section 303A.07(a).

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 9, 2024, at the recommendation of the Nominating and Corporate Governance Committee of the Board, the Board elected Gary S. Pinkus to the Board, effective immediately, to serve until the next annual meeting of stockholders of the Company and until his successor is duly elected and qualified. The Board also appointed Mr. Pinkus to serve on the Audit Committee, effective immediately.

Mr. Pinkus has served as Chairman of McKinsey & Company (“McKinsey”) in North America since 2018. Prior to that role, he served as the managing partner of McKinsey’s North America practice from 2015 to 2018, managing partner of McKinsey’s West Coast practice from 2006 to 2013 and managing partner of McKinsey’s San Francisco office from 2003 to 2006. Mr. Pinkus is also the former global leader of McKinsey’s Private Equity & Principal Investors Practice, which he helped found more than two decades ago. He has served on McKinsey’s Shareholders Council since 2009 and has chaired McKinsey’s Senior Partners Committee since 2019. Mr. Pinkus also previously chaired McKinsey’s Risk, Audit and Governance Committee, Strategy Committee and Finance and Infrastructure Committee. He currently serves on the Board of Trustees of Wake Forest University and as Chair of the U.S. Ski and Snowboard Finance Committee. Mr. Pinkus holds a B.A. in English and Quantitative Economics from Stanford University and an M.B.A. from Harvard Business School.

The Board has determined that Mr. Pinkus is an independent director under NYSE listing standards and the Company’s Corporate Governance Guidelines and meets the heightened independence standards for service on the Audit Committee set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended. The Board has also determined that Mr. Pinkus qualifies as an “audit committee financial expert” as that term is defined by the applicable Securities and Exchange Commission regulations and that Mr. Pinkus is “financially literate” as that term is defined by the NYSE listing standards.

In connection with his election to the Board, the Company entered into an indemnification agreement with Mr. Pinkus providing for the indemnification of and advancement of expenses to the maximum extent permitted by Maryland law for claims, suits or proceedings arising out of a director’s service to the Company.

Mr. Pinkus will receive the same fees for his service on the Board and Audit Committee as the Company’s other independent directors, which fees were disclosed in the Company’s proxy statement for its 2024 Annual Meeting of Stockholders. Mr. Pinkus’ annual cash compensation and restricted stock award will be pro-rated from the date of Mr. Pinkus’ election to the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Walker & Dunlop, Inc. (Registrant)

Date: June 11, 2024	By:	/s/ Gregory A. Florkowski
		Name:	Gregory A. Florkowski
		Title:	Executive Vice President and Chief Financial Officer